FOR IMMEDIATE RELEASE

Contact: James Spiezio

Beacon Power Corporation

978-694-9121

spiezio@beaconpower.com

BEACON POWER ANNOUNCES $15 MILLION INVESTMENT

WILMINGTON, Mass., November 7, 2005 -- Beacon Power Corporation (NASDAQ: BCON), a company that designs and develops advanced products and services to support more stable and reliable electricity grid operation, announced that it has entered into definitive agreements for new investment to fund ongoing operations and future product development. The transaction is expected to close no later than tomorrow, November 8th.

Ten institutional investors agreed to provide a total of $15 million to Beacon in exchange for approximately 9.9 million newly issued Beacon common shares. Beacon also agreed to issue warrants to these investors, covering up to 3 million shares exercisable at $2.21 per share. Merriman Curhan Ford & Co. acted as sole placement agent in this transaction.

“This investment is a clear indication of the confidence the financial community has in our business model, and we’re grateful for their support,” said Bill Capp, Beacon Power president and CEO. “The funding will enable us to begin immediate development of our next-generation flywheel system -- the Smart Energy 25. That system is the key component of our full-scale commercial Smart Energy Matrix, which is designed to provide frequency regulation services on the power grid. In addition to generating revenue from services, the Smart Energy 25 also has real potential for commercial sales in other energy storage applications.”

“The Smart Energy 25 represents the fourth generation of Beacon’s patented flywheel technology, and is another critical step in our path to commercial success,” Capp added. “Our engineering team has repeatedly proven its ability to design, develop and deliver high-performance products. Our third-generation flywheel systems are performing very well in testing in California, and we intend to continue that high level of achievement as we proceed to the next stage of new product development.”

Beacon Power plans to deploy its Smart Energy Matrix systems as an Independent Regulation Services Provider. Frequency regulation is a necessary service that ensures grid stability and reliability. Grid operators purchase the services on a daily basis, and several key U.S. markets, including California and New York, are readily accessible to third-party providers. The value of these services in open (deregulated) markets is expected to reach $500 million in 2005. Beacon believes its Smart Energy Matrix, when developed on a commercial scale, will qualify for immediate market entry and will be able to provide the service more cleanly, responsively, and cost effectively than the fossil fuel-powered methods that are in widespread use today.

Beacon’s first scale-power Smart Energy Matrix system was demonstrated last month as part of an international energy storage conference, and will soon have formal customer acceptance testing. That system is funded by the California Energy Commission, the California ISO (grid operator), and the U.S. Department of Energy (DoE).

Beacon continues to make progress building a second scale-power Smart Energy Matrix demonstration system under contract to the New York State Energy Research and Development Authority (NYSERDA). That system, developed in collaboration with the U.S. DoE and the New York ISO, is planned for delivery to a grid-connected industrial site in Amsterdam, New York, before the end of 2005.

About Beacon Power

Beacon Power Corporation designs sustainable energy storage and power conversion solutions that would provide reliable electric power for the utility, renewable energy, and distributed generation markets. Beacon’s Smart Energy Matrix is a design concept for a megawatt-level, utility-grade flywheel-based energy storage solution that would provide sustainable power quality services for frequency regulation, and support the demand for reliable, distributed electrical power. Beacon is a publicly traded company with its research, development and manufacturing facility in the U.S. For more information, visit www.beaconpower.com.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995:

Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Beacon Power Corporation’s current views about future events and financial performances. These forward-looking statements are identified by the use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Beacon Power Corporation’s expectation. These factors include: a short operating history; a history of losses and anticipated continued losses from operations; a need to raise additional capital combined with a questionable ability to do so; conditions in target markets; no experience manufacturing any product on a commercial basis; limited commercial contracts for sales to date; little experience managing operations in geographically dispersed locations; the dependence of sales on the achievement of product development and commercialization milestones; the uncertainty of the political and economic climate of any foreign countries into which

Beacon hopes to sell or in which it operates, including the uncertainty of enforcing contracts and the potential substantial fluctuation in currency exchange rates in those countries; significant technological challenges to successfully complete product development; dependence on third-party suppliers; intense competition from companies with greater financial resources; possible government regulation that would impede the ability to market products; possible product liability claims and the negative publicity which could result; any failure to protect intellectual property; the possible need in the future to hire and retain key executives, particularly in light of the substantial workforce reductions during 2001 and 2002; the volatility in the stock price of companies operating in the same sector; the difficulties that often arise in integrating operations of companies after a merger or acquisition; the power of controlling shareholders and the limited ability of others to influence the outcome of matters put to the vote of shareholders. These factors are elaborated upon and other factors may be disclosed from time to time in Beacon Power Corporation’s filings with the Securities and Exchange Commission. Beacon Power Corporation expressly does not undertake any duty to update forward-looking statements.